Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Shayne Payne, John Nesbett	Janet Vasquez
Interim Chief Financial Officer	Dian Griesel, Ph.D.	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Quarterly Highlights Include:

•	Receives approval and launches REVELATION® Helix STX microcatheter in Europe

•	First commercial use of REVELATION® Helix STX 2.5 in Europe

•	U.S. market launch of surgical ablation system and first commercial procedure performed at Lenox Hill

•	Private placements raise gross proceeds of $7.4 million

FREMONT, Calif. (November 13, 2003) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the third quarter ended September 30, 2003.

Net sales for the quarter ended September 30, 2003 increased overall by 26% to $561,000 from $444,000 for the same period in 2002. This increase was distributed throughout all regions with a 32% increase in the European region, a 29% increase in domestic sales and a 27% increase in sales in the Asian region, when comparing third quarter 2003 revenues with third quarter 2002 revenues. For the nine-month period ended September 30, 2003, revenues increased 4% to $1,690,000 compared with $1,633,000 for the same nine-month period in 2002.

Net loss for the third quarter of 2003 decreased to $2,658,000, or $0.04 per share compared with $3,358,000, or $0.07 per share, for the second quarter of 2002. The decrease in net loss was due to the 26% increase in revenue as well as a 19% decrease in research and development expenses and an 8% decrease in sales, general and administrative expenses. For the nine-month period ended September 30, 2003, net loss increased 5% to $9,546,000 from $9,096,000 for the same nine-month period in 2002. This 5% increase in net loss correlates directly to the 5% increase in research and development expenses and the 5% increase in sales, general and administrative expenses, offset by the 3% increase in revenue and the 3% increase in cost of goods sold, when comparing the nine-month period of 2003 with the nine-month period of 2002. Shares used in calculating the net loss per share increased to 70.1 million shares outstanding from 47.1 million shares due to the issuance of shares in connection with private placements since the third quarter of 2002.

“This quarter, Cardima was able to achieve several significant milestones. We are pleased that in August, cardiac surgeons at Lenox Hill Hospital were the first to use our Surgical Ablation System,” said Gabriel Vegh, Chief Executive Officer of Cardima. “The doctors have been key in acknowledging to the cardiac surgery community that the Cardima system is a viable alternative to existing surgical tools to the treatment of AF.”

Dr. Vegh continues, “We continue working with the FDA in order to find common ground on which to obtain approval of our REVELATION® Tx Technology. The PMA remains to be our primary goal.”

Cardima has scheduled an investor conference call regarding this announcement to be held today, beginning at 4:30 p.m. Eastern Time. To participate in the live call via telephone, please call (800) 915-4836 (domestic) or (973) 317-5319 (international). A telephone replay will be available until midnight Eastern Time November 27, 2003 by dialing (800) 428-6051 (domestic) and (973) 709-2089 (international) and entering passcode 311864.

Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A replay will be available on the Web site for one year.

Cardima, Inc. developed the REVELATION® Tx linear ablation microcatheter system as a minimally invasive, single-use product that may have the potential for curing AF. Cardima submitted the PMA to the FDA on September 20, 2002 and was granted expedited review status on November 5, 2002. On May 29, 2003, the Company met with the Circulatory Systems Device Panel, who recommended that the U.S. Food and Drug Administration not approve our premarket approval application for the REVELATION® Tx. The Circulatory Systems Device Panel commented favorably on the safety and need for this type of device. However, the Panel felt that efficacy data was not sufficiently clear and supportive for the approval. We continue to focus our resources primarily on gaining FDA approval for our submitted REVELATION® Tx microcatheter system PMA. We have submitted preliminary information and have had ongoing communications with officials from the FDA to discuss, in further detail, those issues necessary for approval.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval application for the REVELATION® Tx or any other product will be approved by the FDA, whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals, gain acceptance for its products from the marketplace and whether the Company will be able to successfully market, sell and derive significant revenue from its products, including REVELATION® Tx. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

In thousands, except per share amounts

	Three months ended September 30		Nine months ended September 30,
	2003	2002	2003	2002
Revenues	$561	$444	$1,690	$1,633
Operating expenses:
Cost of Goods Sold	840	1,074	2,746	2,667
Research and development	967	1,200	3,412	3,246
Selling, general and administrative	1,423	1,544	5,116	4,865

Total operating expenses	3,230	3,818	11,274	10,778

Operating loss	(2,669)	(3,374)	(9,584)	(9,145)
Interest and other income	15	19	48	66
Interest expense	(4)	(3)	(10)	(17)

Net loss	$(2,658)	$(3,358)	$(9,546)	$(9,096)

Net loss per share	$(0.04)	$(0.07)	$(0.16)	$(0.21)

Shares used in computing net loss per share	70,071	47,072	59,391	44,139

Selected Balance Sheet Data

(Unaudited)

	September 30, 2003 (Unaudited)	December 31, 2002*
Cash, cash equivalents and short term investments	$6,296	$3,385
Working capital	5,850	1,866
Total assets	9,605	7,265
Total liabilities	2,586	3,715
Stockholders’ equity	7,019	3,550

*	Derived from audited financial statements

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